Exhibit 99.1

Leafly Holdings, Inc. Reports Second Quarter 2022 Financial Results

Delivered 13.8% revenue growth and 19% ending retail account growth over Q2 2021

100% of all legal dispensaries in New Jersey on the Leafly platform in Q2

SEATTLE--(BUSINESS WIRE)-- August 11, 2022 --Leafly Holdings, Inc. (“Leafly” or “the Company”) (NASDAQ: LFLY), a leading online cannabis discovery marketplace and resource for cannabis consumers, today announced financial results for its second quarter ended June 30, 2022.

“Revenue in the quarter was $12.1 million, up 13.8% over Q2 last year, and up 5.5% over Q1 as we continue to build on the investments we’ve made in the first half of this year. We released several new enhancements that drive consumer engagement and differentiation. In addition, we’re also bringing more tools, greater flexibility and reduced friction to retailers and brands, creating a seamless experience between consumers and our supply partners,” said Yoko Miyashita, CEO of Leafly. “Our investments to-date have positioned us for long-term growth as the industry continues to evolve at a rapid pace, leaving significant opportunity in our path. Despite the uncertainties of the current macro-economic environment we remain committed to maximizing efficiencies and prioritizing projects that will result in the highest returns.”

Second Quarter 2022 Financial Results

•Total revenue was $12.1 million, up 13.8% over Q2 2021 driven by growth in retailer and brand revenues
•Gross margin was 88.0%, compared to 88.5% in Q2 2021
•Total operating expense was $19.5 million, up 83.9% over $10.6 million in Q2 2021, and included investments in platform, product development and sales and marketing to position the business for long-term growth
•Net Income was $14.8 million, and included $24.4 million of gains on derivative liabilities, compared to net loss of $1.3 million in Q2 2021
•Adjusted EBITDA loss was $8.4 million, compared to adjusted EBITDA loss of $0.8 million in Q2 2021
•Ended the quarter with $35.4 million of cash and $31.9 million of restricted cash. Effective August 1, 2022, holders of the forward share purchase agreements exercised their options to have the Company repurchase all of their remaining shares underlying the agreements, for a total purchase price of approximately $31.7 million.

Reconciliations of GAAP to non-GAAP financial measures have been provided in the tables included in this release.

“We made progress in the quarter on our long-term objectives. Concurrently, we have encountered challenges in our less mature markets and seen signs that customers are more cautious with their ad budgets,” said Suresh Krishnaswamy, CFO of Leafly. “We remain focused on our execution and managing our expenses carefully.”
Key Performance Metrics

	June 30, 2022	March 31, 2022	June 30, 2021	QoQ Change (%)	YoY Change (%)
Average Monthly Active Users ("MAUs") (in millions)	7.9	7.7	10.9	3%	(28)%
Ending retail accounts	5,251	5,422	4,419	(3)%	19%
Retailer average revenue per account ("ARPA")	$579	$576	$642	1%	(10)%

•Year over year, ending retail accounts grew, and ARPA declined, as a result of Leafly’s strategy to lower entry point subscription fees in order to rapidly expand in lower penetrated markets.
•Quarter over quarter, ending retail accounts was impacted by higher than historical average churn levels in markets where the competitive marketplace dynamics have yet to fully develop.
•MAUs increased quarter over quarter, highlighting the strength of news and learn content, technical improvements to SEO and the Company’s expertise in the cannabis category. In Q2 2021, MAUs reflected an increase in user traffic primarily as a result of the pandemic.

Business Highlights

•Q2 2022 revenue from retail accounts was $9.1 million, up 11.3% over Q2 2021, reflecting increased advertising spend from retailers.
•In Q2, all licensed dispensaries in New Jersey subscribed to the Leafly platform and published their menus, giving residents a single platform to shop the menus of every legal dispensary in the state. In many cases, residents can place an online order for in-store pickup.
•Released improvements and enhancements to Leafly’s retailer dashboard, giving retailers robust features to help them make informed decisions and have greater visibility and transparency in their ad spend on Leafly, which is even more critical in today’s environment. Additionally, we rolled out tools that allow clients instant access to ROI metrics and valuable insights.
•Q2 2022 revenue from brands was $3.0 million, up 22.2% over Q2 2021, primarily due to channel marketing, data licensing and Leafly’s new subscription product offerings that drove a 134.4% year over year increase in the number of brand advertisers on the platform and increased sales of display advertising for products and brands.

•Continued to add enhancements to the delivery ordering experience, including better filtering options to help users find the right dispensary and products they want. These enhancements help drive conversion and create a stickier customer experience to keep them coming back to the platform.
•Launched, “Leafly PLUS University,” which allows accredited cannabis researchers to supplement their work with Leafly’s large cannabis dataset that would otherwise not be available.

Financial Outlook

During the second quarter, we began to see some macro-economic impacts on the business, with signals from retailers and multi state operators that their advertising budgets are under scrutiny. In light of the current macroeconomic environment, we are taking a more conservative view of the second half of the year and are taking steps to manage the business accordingly. We are implementing plans to reduce operating expenses and have implemented a hiring freeze.

Leafly is updating its annual guidance. The Company does not provide quarterly guidance. Based on current business trends and conditions, the financial outlook is expected to be as follows:

•For the full year 2022, Leafly expects revenue to be in the range of $48.0 million to $51.0 million, representing 15% growth over 2021 at the midpoint. We expect Adjusted EBITDA loss to be in the range of $28.5 million - $26.0 million.

Leafly has not provided a quantitative reconciliation of forecasted GAAP net income (loss) to forecasted total Adjusted EBITDA within this communication because the Company is unable, without making unreasonable efforts, to calculate certain reconciling items with confidence. These items include, but are not limited to: depreciation and amortization expense from new assets; impairments of assets; changes in the valuation of any derivatives; the valuation of, and changes in, grants of equity-based compensation; gains or losses on modification or extinguishment of debt. These items, which could materially affect the computation of forward-looking GAAP net income (loss), are inherently uncertain and depend on various factors, many of which are outside of Leafly’s control. For more information regarding the non-GAAP financial measures discussed in this communication, please see “Non-GAAP Financial Measures” below.

Webcast and Conference Call Information

Leafly will host a conference call and webcast to discuss the results today, Thursday, August 11, 2022 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). A live webcast of the call can be accessed from Leafly’s Investor Relations website at https://investor.leafly.com.

The live call may also be accessed via telephone at (844) 200-6205 toll-free domestically and at (929) 526-1599 internationally. Please reference conference ID:

#970556. An archived version of the webcast will be available from the same website after the call.

About Leafly

Leafly helps millions of people discover cannabis each year. Our powerful tools help shoppers make informed purchasing decisions and empower cannabis businesses to attract and retain loyal customers through advertising and technology services. Learn more at Leafly.com or download the Leafly mobile app through Apple’s App Store or Google Play.

Definitions of Key Performance Metrics

Monthly active users
Monthly active users (“MAUs”) represents the total unique visitors to Leafly websites and native apps each month, which in turn represents the maximum potential unique visitors that could become a customer of a dispensary or brand listed on Leafly’s platform, within a given month.

Users (visitors) are considered active by initiating a session on at least one webpage or app. Each month’s MAUs is the total of unique visitors to Leafly during the specified month and includes both new visitors as well as those returning from the previous month. We count a unique user the first time an individual accesses one of our websites or native apps during a calendar month. If an individual accesses our websites using different web browsers within a given month, the first access by each such web browser is counted as a separate unique user. If an individual accesses more than one of our websites or native apps in a single month, the first access to each website or app is counted as a separate unique user since unique users are tracked separately for each domain and native app. The unique visitors are measured using Google Analytics for our web applications and Firebase for our native applications.

Ending retail accounts
Ending retail accounts is the number of paying retailer accounts with Leafly as of the last month of the respective period. Retail accounts can include more than one retailer.

Retailer average revenue per account
Retailer ARPA is calculated as monthly retail revenue, on an account basis, divided by the number of retail accounts that were active during that same month. An active account is one that had an active paying subscription with Leafly in the month. Leafly does not provide retailers with an ongoing free subscription offering but may offer a free introductory period with certain subscriptions.

Cautionary Statement Regarding Forward Looking Statements

This document contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding the services offered by Leafly and the markets in which Leafly operates, business strategies, performance metrics, industry environment, potential growth opportunities, and Leafly’s projected future results and financial outlook. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “forecast,” “opportunity,” “outlook,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions (including the negative versions of such words or expressions).

Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions as of the date of this release and, as a result, are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements.

Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to Leafly’s inability to raise sufficient capital to execute its business plan; the size, demands and growth potential of the markets for Leafly’s products and services and Leafly’s ability to serve those markets; the impact of worldwide economic conditions, including the resulting effect on consumer spending at local businesses and the level of advertising spending by local businesses; the degree of market acceptance and adoption of Leafly’s products and services; Leafly’s inability to raise sufficient capital to execute its business plan; the size, demands and growth potential of the markets for Leafly’s products and services and Leafly’s ability to serve those markets; the impact of worldwide economic conditions, including the resulting effect on consumer spending at local businesses and the level of advertising spending by local businesses; the degree of market acceptance and adoption of Leafly’s products and services; and the other risks and uncertainties described in the “Risk Factors” section of the Annual Report on Form 10-K filed by Leafly with the SEC on March 31, 2022 and in the other documents filed by Leafly from time to time with the SEC.

These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Leafly assumes no obligation and, except as required by law, does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Leafly does not give any assurance that it will achieve its expectations.

LEAFLY HOLDINGS, INC
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED
(in thousands, except per share amounts)

	June 30, 2022	December 31, 2021
ASSETS
Current assets
Cash and cash equivalents	$35,398	$28,565
Accounts receivable, net of allowance for doubtful accounts of $1,469 and $1,848, respectively	3,005	2,958
Deferred transaction costs	—	2,840
Prepaid expenses and other current assets	5,323	1,347
Restricted cash	31,868	130
Total current assets	75,594	35,840
Property, equipment, and software, net	1,561	313
Total assets	$77,155	$36,153

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	$2,658	$3,048
Accrued expenses and other current liabilities	6,139	8,325
Deferred revenue	2,467	1,975
Current portion of convertible promissory notes, net	—	31,377
Forward share purchase agreements derivative liability	17,763	—
Total current liabilities	29,027	44,725

Non-current liabilities
Non-current portion of convertible promissory notes, net	28,590	—
Private warrants derivative liability	3,693	—
Escrow shares derivative liability	3,481	—
Stockholder earn-out rights derivative liability	12,147	—
Total non-current liabilities	47,911	—

Commitments and contingencies

Stockholders' deficit
Preferred stock	—	1
Common stock	4	3
Additional paid-in capital	74,600	61,194
Accumulated deficit	(74,387)	(69,770)
Total stockholders' deficit	217	(8,572)
Total liabilities and stockholders' deficit	$77,155	$36,153

LEAFLY HOLDINGS, INC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Revenue	$12,050	$10,588	$23,470	$20,063
Cost of revenue	1,441	1,213	2,896	2,303
Gross profit	10,609	9,375	20,574	17,760
Operating expenses
Sales and marketing	8,112	4,346	15,126	8,149
Product development	4,056	3,213	7,521	6,383
General and administrative	7,310	3,030	14,241	5,536
Total operating expenses	19,478	10,589	36,888	20,068
Loss from operations	(8,869)	(1,214)	(16,314)	(2,308)
Interest expense, net	(717)	(109)	(1,414)	(108)
Change in fair value of derivatives	24,397	—	14,000	—
Other (expense) income, net	(52)	6	(889)	(10)
Net income (loss)	$14,759	$(1,317)	$(4,617)	$(2,426)

Net income (loss) per share:
Basic	$0.39	$(0.05)	$(0.13)	$(0.10)
Diluted	$0.37	$(0.05)	$(0.13)	$(0.10)

Weighted average shares outstanding:
Basic	37,415	24,808	35,097	24,786
Diluted	42,041	24,808	35,097	24,786

LEAFLY HOLDINGS, INC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED
(in thousands)

	Six Months Ended June 30,
	2022	2021
Cash flows from operating activities
Net loss	$(4,617)	$(2,426)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	149	138
Stock-based compensation expense	2,388	521
Bad debt expense	640	312
Noncash lease costs	—	230
Noncash amortization of debt discount	233	—
Noncash interest expense associated with convertible debt	243	111
Noncash change in fair value of derivatives	(14,000)	—
Other	13	42
Changes in operating assets and liabilities:
Accounts receivable	(687)	(763)
Prepaid expenses and other current assets	(3,977)	(8)
Accounts payable	1,456	(458)
Accrued expenses and other current liabilities	(713)	1,206
Deferred revenue	492	494
Net cash used in operating activities	(18,380)	(601)

Cash flows from investing activities
Purchase of property, equipment, and software	(1,415)	(19)
Net cash used in investing activities	(1,415)	(19)

Cash flows from financing activities
Proceeds from exercise of stock options	157	81
Proceeds from convertible promissory notes	29,374	23,970
Proceeds from business combination placed in escrow and restricted	39,032	—
Trust proceeds received from recapitalization at closing	582	—
Transaction costs associated with recapitalization	(10,761)	—
Payments on related party payables	(18)	(210)
Net cash provided by financing activities	58,366	23,841

Net increase in cash, cash equivalents, and restricted cash	38,571	23,221
Cash, cash equivalents, and restricted cash, beginning of period	28,695	4,934
Cash, cash equivalents, and restricted cash, end of period	$67,266	$28,155

Supplemental disclosure of non-cash financing activities
Stockholder contribution for debt issuance costs	$924	$—
Conversion of promissory notes into common stock	$33,024	$—
Issuance of forward share purchase agreements	$14,170	$—
Issuance of private warrants	$3,916	$—
Issuance of sponsor shares subject to earnout conditions	$6,867	$—
Issuance of stockholder earn-out rights	$26,131	$—

LEAFLY HOLDINGS, INC
NON-GAAP FINANCIAL MEASURES - UNAUDITED
(in thousands)

Earnings Before Interest, Taxes and Depreciation and Amortization (EBITDA) and Adjusted EBITDA
To provide investors with additional information regarding our financial results, we have disclosed EBITDA and Adjusted EBITDA, both of which are non-GAAP financial measures that we calculate as net loss before interest, taxes and depreciation and amortization expense in the case of EBITDA and further adjusted to exclude non-cash, unusual and/or infrequent costs in the case of Adjusted EBITDA. Below we have provided a reconciliation of net loss (the most directly comparable GAAP financial measure) to EBITDA and from EBITDA to Adjusted EBITDA.
We present EBITDA and Adjusted EBITDA because these metrics are a key measure used by our management to evaluate our operating performance, generate future operating plans, and make strategic decisions regarding the allocation of investment capacity. Accordingly, we believe that EBITDA and Adjusted EBITDA provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management.
EBITDA and Adjusted EBITDA have limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are as follows:
•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and both EBITDA and Adjusted EBITDA do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and
•EBITDA and Adjusted EBITDA do not reflect interest or tax payments that may represent a reduction in cash available to us.
Because of these limitations, you should consider EBITDA and Adjusted EBITDA alongside other financial performance measures, including net loss and our other GAAP results.
A reconciliation of net loss to non-GAAP EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income (loss)	$14,759	$(1,317)	$(4,617)	$(2,426)
Interest expense, net	717	109	1,414	108
Depreciation and amortization expense	97	58	149	138
EBITDA	15,573	(1,150)	(3,054)	(2,180)
Stock-based compensation	464	340	2,388	521
Transaction expenses allocated to derivatives	—	—	874	—
Change in fair value of derivatives	(24,397)	—	(14,000)	—
Adjusted EBITDA	$(8,360)	$(810)	$(13,792)	$(1,659)

Contacts
Media
Josh deBerge
josh.deberge@leafly.com
206-445-9387

Investors
Keenan Zopf
IR@leafly.com

Source: Leafly Holdings, Inc.